Exhibit 5(a)




November ___, 1996




Citicorp
399 Park Avenue
New York, NY  10043

Ladies and Gentlemen:

This opinion is being provided by the undersigned, as an Associate General Counsel of Citibank, N.A. I have acted as counsel to Citicorp in connection with the filing with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3, File No. 333-14917 (the "Registration Statement") for the purpose of registering under the Securities Act Citicorp's subordinated debt securities (the "Subordinated Debt Securities") and guarantees of preferred securities of certain trusts (the "Guarantees").

I or attorneys under my supervision have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records of Citicorp and other documents, agreements and instruments, and have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below. In arriving at the opinions expressed below, I have assumed that the signatures on all documents that I have examined are genuine.

On the basis of the foregoing, I am of the opinion that, when the Registration Statement become effective under the Securities Act:

(1) When the Subordinated Debt Securities have been duly issued and delivered in the manner contemplated by the Registration Statement, and assuming due authentication thereof by the Trustee or by the authenticating agent, if any, in accordance with the provisions of the indenture under which such Subordinated Debt Securities have been issued, the Subordinated Debt Securities will constitute valid and legally binding obligations of Citicorp, enforceable in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other similar laws relating to or affecting creditors' rights generally and to general equity principles; and

(2) When the Guarantees have been duly issued and delivered in the manner contemplated by the Registration Statement, the Guarantees will constitute valid and legally binding obligations of Citicorp, enforceable in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other similar laws relating to or affecting creditors' rights generally and to general equity principles.



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The opinions  expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

I hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the heading "Validity of Securities" in any prospectus filed in connection with the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,



Stephen E. Dietz